SHAREHOLDER MEETING
On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees, effective January 1, 2005.

Proxies covering 32,662,299 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                                 WITHHELD
                                       FOR                      AUTHORITY
James F. Carlin                      32,287,970                  374,329
Richard P. Chapman, Jr.              32,290,679                  371,620
William H. Cunningham                32,286,101                  376,198
Ronald R. Dion                       32,295,486                  366,813
Charles L. Ladner                    32,290,920                  371,379
Dr. John A. Moore                    32,293,691                  368,608
Patti McGill Peterson                32,293,842                  368,457
Steven R. Pruchansky                 32,293,966                  368,333
James A. Sheperdson                  32,268,731                  393,568